CFO Commentary on First Quarter Fiscal Year 2013 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q1 FY13	Q4 FY12	Q/Q
Revenue	$924.9	$953.2	down 3%
Gross margin	50.1%	51.4%	down 1.3 p.p.
Operating expenses	$390.5	$367.7	up 6.2%
Net income	$60.4	$116.0	down 47.9%
Earnings per share	$0.10	$0.19	down 47.4%

Non-GAAP Quarterly Financial Comparison*
(in millions except per share data)	Q1 FY13	Q4 FY12	Q/Q
Revenue	$924.9	$953.2	down 3%
Gross margin	50.4%	52.5%	down 2.1 p.p
Operating expenses	$348.0	$325.2	up 7%
Net income	$97.5	$158.1	down 38.3%
Earnings per share	$0.16	$0.26	down 38.5%
* Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a legal settlement in the fourth quarter of fiscal 2012, and the tax impact associated with such items.

For the first quarter of fiscal year 2013, our earnings per diluted share came in slightly above the midpoint of our expectations. Revenue and gross margins were both at the high-end of our outlook, with operating expenses slightly above, on a GAAP and non-GAAP basis.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q1 FY13	Q4 FY12	Q/Q
GPU	$579.7	$621.5	down 6.7%
Professional Solutions	212.6	221.9	down 4.2%
Consumer Products	132.6	109.8	up 20.8%
Total	$924.9	$953.2	down 3.0%

Revenue for first quarter of fiscal 2013 was $924.9 million, at the high-end of our outlook, and down 3.0 percent from $953.2 million in the prior quarter.

Our consumer GPU business - which includes desktop, notebook, memory, chipset (MCP) products and license revenue from our patent cross license agreement with Intel - was down 6.7 percent from the prior quarter, at $579.7 million.

Demand for our new KeplerTM generation GPU in desktop was very strong in the quarter, exceeding our supply. Our notebook business had record revenue in the first quarter on the strength of both our Kepler and FermiTM generation GPUs on the ramp of the Intel Ivy Bridge platform. Despite record revenue in notebook, we were also short of customer demand due to the 28nm supply constraints at TSMC.

Revenue for our Professional Solutions business - which includes workstation graphics and computing - was down 4.2 percent from the prior quarter, at $212.6 million. The professional solutions business remained steady and within seasonal variation.

Revenue for our Consumer Products business - which includes Tegra® based smartphone and tablet products, Icera baseband processors and RF transceivers, our embedded products, and license, royalty, and other revenue associated with game consoles - was up 20.8 percent from the prior quarter, at $132.6 million. The increase was largely attributable to our Tegra based business, with the production ramp of devices based on our Tegra 3 processors for smartphones and tablets, offset by a decrease in our embedded businesses, entertainment and automotive.

Gross Margin

GAAP gross margin for the quarter was 50.1 percent, at the high-end of our outlook, and down 1.3 percentage points from the prior quarter's GAAP gross margin of 51.4 percent. Non-GAAP gross margin, which excluded stock-based compensation and a legal settlement charge in the fourth quarter of fiscal 2012, was 50.4 percent, also at the high-end of our outlook, and down 2.1 percentage points from the prior quarter of 52.5 percent.

Our GAAP and non-GAAP gross margins were negatively impacted in the first quarter as a result of the lack of 28nm supply for our new Kepler generation GPU products. With limited supply of our new high-end Kepler generation GPU in desktop, mix shifted to our mainstream business, particularly to our OEM customers. The result was a higher mix of mainstream GPU product sales and a decrease to our gross margins, as compared with the prior quarter.

Expenses and Other

GAAP operating expenses for the first quarter were $390.5 million, up slightly from our outlook, and up $22.8 million from the prior quarter of $367.7 million. Non-GAAP operating expenses were $348.0 million, up slightly from our outlook, and up $22.8 million from the prior quarter of $325.2 million. Non-GAAP operating expenses excluded certain charges, including: stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs.

The increase in our operating expenses over the prior quarter was due to planned hiring and related infrastructure spending to support our strategic businesses, and the annual FICA reset.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q1 FY13	Q4 FY12
Stock-based compensation	$33.0	$32.4
Amortization of acquisition-related intangible assets	4.3	5.0
Other acquisition-related costs	5.2	5.1
Total	$42.5	$42.5

GAAP income tax expense for the quarter was $16.7 million, an effective tax rate of 21.6 percent, within our outlook. Non-GAAP income tax expense, excluding stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs was $24.6 million or an effective tax rate of 20.2 percent, within our outlook.

Our GAAP and non-GAAP income tax expense increased over the prior quarter driven primarily by an increase in profits earned in the United States, where the statutory tax rate is greater than in other jurisdictions in which we operate. In addition, the U.S. research tax credit expired in December 2011 - this had reduced the effective tax rate in the prior quarter and provided no tax benefit in the current quarter.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.13 billion, flat over the prior quarter, primarily as a result of net income being offset by an increase in accounts receivable.

Accounts receivable at the end of the quarter were $411.2 million, up 22.3 percent or $75.0 million, from $336.1 million in the prior quarter. Our DSO at the end of the current quarter was 41 days, up 9 days from 32 days in the prior quarter. Our DSO increased in the current quarter primarily as a result of the linearity of our shipments during the quarter, due to shipment of 28nm Kepler generation GPUs in the second half of the quarter.

Inventories at the end of the quarter were $342.7 million, up slightly from $340.3 million in the prior quarter as we continued to ramp production builds for our new Kepler generation and Tesla products. Our DSI at quarter-end was 68 days, up one day from 67 days in the prior quarter.

Depreciation and amortization expense for the first quarter amounted to $54.5 million. Capital expenditures were $28.9 million.

Cash used in operating activities was $9.2 million in the first quarter, down 102.2 percent or $419.7 million compared with $410.5 million cash provided in the prior quarter.  The decrease over the prior quarter was primarily due to lower net income and increased accounts receivable in the current quarter, as well as the impact of a $300.0 million annual royalty payment received in the prior quarter under a patent cross licensing agreement with Intel.

Second Quarter Outlook

Our outlook for the second quarter of fiscal 2013, is as follows:

•	Revenue is expected to be between $990 million and $1.05 billion.

•	GAAP gross margins are expected to be 51.2 percent, plus or minus one percentage point. Non-GAAP gross margins are expected to be 51.5 percent, plus or minus one percentage point.

•	GAAP operating expenses are expected to be approximately $418 million. Non-GAAP operating expenses are expected to be approximately $354 million.
GAAP operating expenses for the second quarter are expected to include a one-time charge related to a corporate donation to Stanford Hospital of $25 million, payable over a 10-year period. We are joining Stanford's initiative, along with other corporations in the high-tech community, including Apple, eBay, HP, Intel, Intuit and Oracle, to build a leading-edge health care institution.

•
GAAP and non-GAAP tax rates are expected to be approximately 20 percent, plus or minus one percentage point, for the second quarter and fiscal year, excluding any discrete tax events that may occur during the quarter, which, if realized, may increase or decrease our GAAP and non-GAAP tax rates. If the U.S. research tax credit is reinstated into tax law, we estimate our annual effective tax rate for the fiscal year 2013 to be approximately 16 percent.

We estimate depreciation and amortization for the second quarter to be approximately $55 million to $57 million. Capital expenditures are expected to be in the range of $35 million to $45 million.

Diluted shares for the second quarter are expected to be approximately 628 million.

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, and non-GAAP net income, or earnings, per share. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a non-recurring charge related to a legal settlement, stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a non-recurring contribution expense, and the associated tax impact of these items, where applicable. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the second quarter of fiscal 2013; and the company's tax rate for the second quarter and fiscal year 2013 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 29, 2012. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2012 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Quadro, Tesla, Tegra, GeForce, Fermi and Kepler generation are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	April 29,	January 29,	May 1,
	2012	2012	2011

GAAP gross profit	$463,364	$490,013	$484,503
GAAP gross margin	50.1%	51.4%	50.4%
Stock-based compensation expense included in cost of revenue (A)	2,526	3,048	2,477
Legal settlement (B)	—	7,300	—
Non-GAAP gross profit	$465,890	$500,361	$486,980
Non-GAAP gross margin	50.4%	52.5%	50.6%

GAAP operating expenses	$390,538	$367,696	$329,641
Stock-based compensation expense included in operating expense (A)	(33,043)	(32,388)	(29,262)
Amortization of acquisition-related intangible assets	(4,342)	(5,041)	(2,296)
Other acquisition-related costs (C)	(5,171)	(5,052)	(1,255)
Non-GAAP operating expenses	$347,982	$325,215	$296,828

GAAP net income	$60,437	$116,025	$135,219
Total pre-tax impact of non-GAAP adjustments	45,082	52,829	35,290
Income tax impact of non-GAAP adjustments	(7,989)	(10,718)	(4,796)
Non-GAAP net income	$97,530	$158,136	$165,713

Diluted net income per share
GAAP	$0.10	$0.19	$0.22
Non-GAAP	$0.16	$0.26	$0.27

Shares used in diluted net income per share computation	623,786	618,599	613,474

(A) Excludes stock-based compensation as follows:	Three Months Ended
	April 29,	January 29,	May 1,
	2012	2012	2011
Cost of revenue	$2,526	$3,048	$2,477
Research and development	$21,207	$20,908	$18,589
Sales, general and administrative	$11,836	$11,480	$10,673

(B) On February 7, 2012, the Company and Rambus entered into a licensing agreement and both parties also agreed to settle all outstanding legal disputes. For accounting purposes, an additional charge of $7.3 million associated with the fair value prescribed to the settlement portion was recognized for the year ended January 29, 2012.

(C) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK
(In millions)
Q2 FY2013 Outlook
GAAP gross margin	51.2%
Impact of stock-based compensation (A)	0.3%
Non-GAAP gross margin	51.5%

Q2 FY2013 Outlook
(In millions)
GAAP operating expenses	$418.0
Stock-based compensation expense included in operating expense	(29.8)
Amortization of acquisition-related intangible assets	(4.5)
Other acquisition-related costs (B)	(4.7)
Contribution expense	$(25.0)
Non-GAAP operating expenses	$354.0

(A) Represents $2.6 million of stock-based compensation expense included in cost of revenue.
(B) Other acquisition related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.